                                                                EXHIBIT 10.22


                          LICENSE AND SUPPLY AGREEMENT

                 THIS LICENSE AND SUPPLY AGREEMENT (the "Agreement") is made as of December 1, 1996 (the "Effective Date") by and between PHARMACYCLICS, INC., a Delaware corporation ("Pharmacyclics") and E-Z-EM, LTD., an English company organized and existing under the laws of England and Wales ("E-Z-EM").

                                    RECITALS

                 WHEREAS Pharmacyclics is engaged in the development of and owns or has a license to certain patent rights relating to an oral magnetic resonance imaging ("MRI") contrast agent for the gastrointestinal tract based upon its proprietary GADOLITE(R) Oral Suspension technology;

                 AND WHEREAS Pharmacyclics and E-Z-EM, Inc., a Delaware corporation ("E-Z-EM US"), entered into a License and Supply Agreement dated as of August 17, 1995 (the "North American Agreement") pursuant to which Pharmacyclics granted certain rights to E-Z-EM US to import, market, sell, offer for sale and distribute Licensed Products (as therein defined) in the United States of America, including its territories and possessions, Canada and Mexico (the "North American Territory");

                 AND WHEREAS Pharmacyclics and E-Z-EM now desire that Pharmacyclics grant to E-Z-EM the exclusive right to import, market, sell, offer for sale and distribute Licensed Products in the Territory on the terms and conditions set forth herein;

                 AND WHEREAS Pharmacyclics has filed for the UK Marketing Authorization and E-Z-EM intends to file for Marketing Authorizations with the Competent Authorities within the Territory with respect to GADOLITE(R);

                 NOW THEREFORE, in consideration of the foregoing premises and the covenants set forth below, the parties hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         As used herein, the following terms shall have the following meanings:

1.1 "ADDITIONAL MRI PRODUCTS" shall mean any Pharmacyclics product for use in the Field, other than a Licensed Product.

1.2 "ADEQUATE SUPPLY" shall mean supply of Licensed Product in ordered quantity that is delivered on a timely basis according to written purchase orders pursuant to Article 6 and that meets the MRI Product Specifications but does not exceed the Maximum Quantities.

* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

1.3 "APPLICABLE LAWS" shall mean all applicable laws, rules, regulations and guidelines within or without the Territory that may apply to the development, marketing or sales of the Licensed Products in the Territory or the performance of either party's obligations under this Agreement including laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of the Licensed Products in the Territory and the United States, to the extent applicable and relevant, and including all Good Manufacturing Practices or Good Clinical Practices standards or guidelines promulgated by the FDA or the Competent Authorities and including trade association guidelines, where applicable, as well as U.S. export control laws and the U.S. Foreign Corrupt Practices Act ("FCPA").

1.4 "AUDIT" shall mean the rights of both parties to examine or have examined not more often than once each year by a certified public accountant selected by the other party and acceptable to the party whose records are to be examined, which acceptance will not be unreasonably withheld or delayed, the Records for the sole purpose of verifying for the inspecting party the correctness of calculations reflected in the Records.

1.5 "BURROUGHS WELLCOME" shall mean Burroughs Wellcome Co., a North Carolina corporation.

1.6 "CHANGE IN CONTROL" shall mean (i) a merger or consolidation in which E-Z-EM US or E-Z-EM is not the surviving corporation or company; (ii) any "person" (within the meaning of Section 13(d) and Section 14(d)(2) of the Securities Exchange Act l934) (other than a Stern/Meyers Person) is or becomes the beneficial owner, directly or indirectly, of securities of a party representing 50% plus one vote or more of the combined voting power of such party's then-outstanding securities.

1.7      "COMMISSION" shall mean the Commission of the European Union.

1.8 "CPMP" shall mean the Committee for Proprietary Medicinal Products of the European Agency for the Evaluation of Medicinal Products.

1.9 "COMPETENT AUTHORITIES" shall mean the entities in the Territory responsible for the regulation of medicinal products intended for human use.

1.10 "COMPETITIVE MRI PRODUCT" shall mean any product intended for use in the Field other than (i) any Licensed Product, (ii) the oral contrast agents which contain barium sulfate, bentonite, and other ingredients which have been or are being developed by E-Z-EM or an E-Z-EM Affiliate as of the effective date of the North American Agreement and (iii) any Additional MRI Product licensed by E-Z-EM pursuant to Section 2.2.

1.11 "CONFIDENTIAL INFORMATION" shall mean, subject to the exceptions set forth in Section 8.2, any information received by one party from the other party after the





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
effective date of the North American Agreement pertaining to the Pharmacyclics Technology, all know-how, data, process, technique, or formula relating to Licensed Products and any research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form.

1.12 "DECENTRALIZED APPLICATION" shall mean an application submitted by E-Z-EM for mutual recognition of the UK Marketing Authorization by one or more of the Competent Authorities using the Decentralized Procedures.

1.13 "DECENTRALIZED PROCEDURES" shall mean the decentralized procedures established by Directive 93/39/EEC amending Directive 65/65/EEC, 75/3l8/EEC and 75/319/EEC in respect of Medicinal Products, l993 O.J. (L214) 22.

1.14 "DISTRIBUTOR RECEIPTS" shall mean all fees and other payments actually received from distributors in respect of the granting of Licensed Product rights in any country within the Territory, whether denominated as licensing fees, marketing fees or otherwise, but shall not include amounts paid by distributors for MRI Product Units.

1.15     "EU" shall mean the European Union.

1.16     "E-Z-EM US" shall have the meaning set forth in the Recitals.

1.17 "E-Z-EM AFFILIATE" shall mean any person or entity directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with E-Z-EM, where control means the direct or indirect possession of greater than fifty percent (50%) of (i) the outstanding voting securities of a corporation or (ii) a comparable equity interest in any other type of entity.

1.18     "FDA" shall mean the United States Food and Drug Administration.

1.19 "FD&C ACT" shall mean the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time.

1.20 "FIELD" shall mean positive and negative contrast agents which are delivered to and which image the gastrointestinal tract using MRI.

1.21 "FIRST COMMERCIAL SALE" shall mean, (i) with respect to each country in the Territory, the first sale of GADOLITE(R) for use, consumption or resale to any third party customer by E-Z-EM or its sub-distributors in such country subsequent to receipt of a Marketing Authorization and other approvals with respect to such country obtained in order to comply with Applicable Laws and
(ii) with respect to the Territory, the First Commercial Sale in any country within the Territory.





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1.22     "FIRST TIER MARKETING AUTHORIZATIONS" shall mean Marketing
Authorizations in Belgium, the Netherlands, France, Germany and Italy.

1.23 "FISCAL YEAR". The Fiscal Year shall mean E-Z-EM's fiscal year, which is the year ending May 31st.

1.24 "GADOLITE(R)" shall mean that MRI contrast agent for use in the Field known as GADOLITE(R) Oral Suspension.

1.25 "GADOLITE(R) LINE EXTENSION" shall mean any subsequent formulations or dosages of, or indications for, GADOLITE(R), where the New Drug Application ("NDA") or the application for the new marketing authorization or abridged application therefor is a supplement to the initial NDA for GADOLITE(R) ("Initial NDA") or the initial Marketing Authorization or where such NDA filing package or application for a new marketing authorization or abridged application incorporates or relies upon, to a material extent, data or information contained in the Initial NDA or in the initial UK Marketing Authorization submission package or the Decentralized Application submission package for GADOLITE(R).

1.26 "GROSS PROFITS" shall mean Net Sales minus the sum of (a) amounts paid to Pharmacyclics for MRI Product Units actually sold, as calculated in Section 6.3, plus (b) third party royalties paid to Pharmacyclics pursuant to Section 4.1(d).

1.27 "IMPROVEMENTS" shall mean any improved or modified element or feature of Pharmacyclics Technology for use in the Field made during the term of this Agreement which is applicable to a Licensed Product.

1.28 "LICENSED PRODUCT" shall mean any product for use in the Field which is either (i) covered by one or more claims contained in the Pharmacyclics Patents or (ii) incorporates or is based upon the Pharmacyclics Technology, and includes GADOLITE(R), any GADOLITE(R) Line Extension and any Other Licensed Products.

1.29 "MRI PACKAGING SPECIFICATIONS" shall mean the packaging and labeling specifications for the MRI Product Unit as may be determined by E-Z-EM from time to time, as such specifications may be amended from time to time as may be required in accordance with Section 3.2(d), provided, however, that any such specifications or amendments thereto shall be subject to the approval of Pharmacyclics, which approval shall not be unreasonably withheld or delayed and shall be in compliance with Applicable Laws.

1.30 "MRI PRODUCT SPECIFICATIONS" shall mean the specifications for the MRI Product Unit which are attached hereto as Schedule 1.30 and made a part hereof, as such specifications may be amended from time to time by mutual agreement of the parties, including, without limitation, such amendments as may be necessary to obtain any





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necessary or appropriate Marketing Authorizations or other approvals within the
Territory.

1.31 "MRI PRODUCT UNIT" shall mean one (1) bottle containing sixteen (16) ounces of GADOLITE(R) or such other package size for GADOLITE(R) as may be mutually agreed upon by the parties from time to time.

1.32 "MARKETING AUTHORIZATION" shall mean all necessary and appropriate approvals, including Pricing and Reimbursement Approvals, where applicable, to put GADOLITE(R) or a GADOLITE(R) Line Extension product on the market as Licensed Product in a particular member state in the Territory.

1.33 "MAXIMUM QUANTITIES" shall mean the maximum quantities of MRI Product Units which Pharmacyclics is entitled to purchase from Burroughs Wellcome annually pursuant to Subsection 2.1(a) of the Supply Agreement (or a comparable section of a substantially similar supply agreement).

1.34 "NET SALES" shall mean the gross receipts actually received by E-Z-EM from the sale of Licensed Product, whether sold directly to third parties or to a distributor, less the following deductions, without duplication:

                          (1) Prompt payment or other trade or quantity discounts actually allowed and taken in such amounts as are customary in the trade;

                          (2) Commissions or rebates paid or allowed by E-Z-EM to distributors and agents who are independent third parties;

                          (3) Amounts repaid or credited by reason of timely rejections or returns;

                          (4) Taxes (other than franchise or income taxes on the income of E-Z-EM) actually paid or withheld or which E-Z-EM is obligated to pay;

                          (5) Transportation and delivery charges, including insurance premiums, invoiced to the customer; and

                          (6) All costs incurred in transporting, packaging and labeling the MRI Product Units, including, without limitation, insurance, freight and duties, that are incurred before MRI Product Units reach the Initial Entry Point, except to the extent such costs are included in the amounts paid to Pharmacyclics for MRI Product Units, as calculated in
                                  Section 6.3.





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
         Notwithstanding the foregoing, amounts received by E-Z-EM or its permitted sub-licensees (which, for greater clarity, shall not include a distributor, subdistributor or dealer that is not a sub-licensee) for the sale of Licensed Product among E-Z-EM and its permitted sub-licensees (which, for greater clarity, shall not include a distributor, subdistributor or dealer that is not a sub-licensee) whether for their internal use or for resale or other disposition will not be included in the computation of Net Sales hereunder.

1.35 "NORTH AMERICAN AGREEMENT" shall have the meaning set forth in the Recitals.

1.36 "OBJECTIONS" shall mean any objections submitted by any member state to mutual recognition of the UK Marketing Authorization during the Decentralized Procedures.

1.37 "OTHER LICENSED PRODUCT" shall mean any product in the Field other than GADOLITE(R) or a GADOLITE(R) Line Extension which is covered by or incorporates Pharmacyclics Technology.

1.38 "PATENT LICENSE AGREEMENTS" shall mean (i) that certain Patent License Agreement by and between Pharmacyclics and the Board of Regents of the University of Texas System dated July 1, 1992, and (ii) that certain Patent License Agreement by and between Pharmacyclics and Stuart Young dated October 15, 1992.

1.39 "PHARMACYCLICS PATENTS" shall mean U.S. Patents No. 5,122,363 and No. 5,429,814 and European Patent No. 0560910 and "Pharmacyclics EU Patent" shall mean European Patent No. 0560910.

1.40 "PHARMACYCLICS TECHNOLOGY" shall mean (i) the Pharmacyclics Patents and (ii) all know how, technology, trade secrets, processes, data, methods and any physical, chemical or biological material or other information which Pharmacyclics owns, controls or acquires or has or acquires a license to (with the right to sub-license) relating to the use, marketing, sale, offer for sale, importation and distribution of products in the Field.

1.41 "PRE-MARKETING EXPENSES" shall mean all expenses (other than U.K. Registration Costs) incurred prior to the First Commercial Sale in each country in the Territory.

1.42 "PRICING AND REIMBURSEMENT APPROVALS" shall mean any pricing and reimbursement approvals which must be obtained before placing GADOLITE(R) on the market in any country in the Territory.

1.43 "RECORDS" shall mean complete and accurate records showing clearly all transactions which are relevant to any sales, costs, expenses and payments under this Agreement kept in a manner to facilitate an Audit.

1.44     "REFERENCE MEMBER STATE" shall mean the UK.





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1.45     "REGULATORY STRATEGY" shall mean a reasonably detailed written plan prepared by E-Z-EM outlining its strategy for achieving Marketing Authorizations in all member states in the Territory mutually agreed by the parties, as amended from time to time by E-Z-EM, including lists of tasks to be accomplished, time lines for completion of various tasks necessary to obtain the Marketing Authorizations, including details of plans to obtain the national licenses.

1.46 "RIGHTS" means the rights to import, market, sell and distribute any Additional MRI Product.

1.47 "SOP" shall mean E-Z-EM's standard operating procedure for identifying and reporting adverse drug experiences, as agreed to by the UK Department of Health in connection with E-Z-EM's Wholesale Dealers License, in compliance with Applicable Laws.

1.48 "STERN/MEYERS PERSON" means Howard Stern and Betty Meyers, and their spouses, children (and their spouses), and grandchildren (and their spouses), and any trust, corporation, partnership, limited liability company or other entity established for the benefit of any such person or persons, or control of which is held by any such person or persons.

1.49 "SUPPLY AGREEMENT" shall mean that Supply Agreement, dated March 1, 1995, between Pharmacyclics and Burroughs Wellcome, as may be amended from time to time, a copy of which is attached hereto as Appendix 1.

1.50 "TERRITORY" means the following countries: Belgium, Italy, Denmark, Luxembourg, France, the Netherlands, Germany, Portugal, Greece, Spain, Ireland, United Kingdom, Sweden, Finland, Austria, Norway, Switzerland, Iceland, Liechtenstein, South Africa, Albania, Armenia, Azerbaijan, Belarus, Bosnia-Hercegovina, Bulgaria, Croatia, Czech Republic, Estonia, Georgia, Hungary, Kazakhstan, Kirghistan, Latvia, Lithuania, Macedonia, Moldova, Montenegro, Poland, Romania, Russia, Serbia, Slovak Republik, Slovenia, Tajikistan, Turkey, Turkmenistan, Ukraine, Uzbekistan and such other countries as may in the future become members of the EU or the European Economic Area.

1.53 "UK" means the United Kingdom of Great Britain and Northern Ireland, the Isle of Man and the Channel Islands.

1.54 "UK MARKETING AUTHORIZATION" means a marketing authorization from the Competent Authority in the United Kingdom to place GADOLITE(R) on the market as Licensed Product in the United Kingdom.

1.55 "UK REGISTRATION COSTS" means all costs incurred by Pharmacyclics in seeking the UK Marketing Authorization.





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1.56     "INITIAL ENTRY POINT" means a place of delivery specified by E-Z-EM in each order for MRI Product Units as permitted by Applicable Laws.

                                   ARTICLE 2
                                GRANT OF RIGHTS

2.1      LICENSE GRANT.

                 (a) PRODUCT. Subject to the terms and conditions of this Agreement, Pharmacyclics hereby grants to E-Z-EM, and E-Z-EM hereby accepts,
(i) an exclusive (even as to Pharmacyclics) sub-license under the Pharmacyclics Patents pursuant to the Patent License Agreements and (ii) an exclusive (even as to Pharmacyclics) license under the other Pharmacyclics Technology and Improvements, to import, market, sell, offer for sale and distribute Licensed Products in the Territory and (iii) a non-exclusive license (and sub-license) to use the Pharmacyclics Technology and Improvements solely in connection therewith in the Territory for the term of this Agreement. E-Z-EM shall have the right to sub-license the rights granted in this Section 2.1 only to (a) one or more E-Z-EM Affiliates and (b) distributors, sub-distributors or dealers in the Territory. E-Z-EM shall have the right to sell Licensed Product through
(a) one or more E-Z-EM Affiliates and (b) distributors, sub-distributors or dealers in the Territory without in any such case sub-licensing the rights granted in this Section 2.1.

                 (b) DEVELOPMENT OF IMPROVEMENTS. Subject to the terms and conditions of this Agreement, Pharmacyclics hereby grants to E-Z-EM, and E-Z-EM hereby accepts, a non-exclusive license under the Pharmacyclics Technology to conduct, or to have conducted on its behalf, research and development solely for the purpose of making Improvements. With respect to each such Improvement and all inventions (whether or not patentable), know how, technology, trade secrets, processes, data, methods and any physical, chemical or biological material or other information pertaining thereto which are developed or invented by E-Z-EM or which have been licensed by E-Z-EM, to the extent E-Z-EM has the right to sub-license, E-Z-EM hereby agrees to grant and grants to Pharmacyclics during the term of this Agreement a royalty-free, non-exclusive license, to use the same in connection with Licensed Products in the Field and within the Territory. With respect to any license hereunder outside the Territory, the parties will meet and negotiate in good faith the terms of such license.

                 (c) COOPERATION CONCERNING IMPROVEMENTS. Each party agrees to keep the other party fully informed of Improvements which it develops. E-Z-EM agrees to make no Improvements without Pharmacyclics' prior written consent, which shall not be unreasonably withheld or delayed.

2.2 ADDITIONAL MRI PRODUCTS. If Pharmacyclics determines to grant the Rights to any Additional MRI Product to one or more third parties in the Territory, E-Z-EM shall have a first right of negotiation to obtain the Rights in accordance with this Section 2.2.





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Upon such a determination, Pharmacyclics shall notify E-Z-EM in writing of its intent to grant the Rights to such Additional MRI Product. Such notice shall identify the Additional MRI Product . Upon receipt of such notice, E-Z-EM shall have 30 days to notify Pharmacyclics in writing of its interest. Upon receipt by Pharmacyclics of such statement of interest, the parties shall negotiate in good faith for an additional 180 days to reach agreement upon the principal business and legal terms with respect to the Rights. If E-Z-EM expresses no interest in pursuing the Rights within the 30 day period or the parties are unable to agree on such principal terms within such 180 day period, Pharmacyclics shall have the right to grant the Rights to any third party and shall have no obligation or liability to E-Z-EM therefore.

2.3 COVENANT NOT TO LAUNCH COMPETITIVE MRI PRODUCT. E-Z-EM hereby covenants not to develop, in-license, market, sell, distribute or have marketed, have sold or have distributed any Competitive MRI Product in the Territory during the term of this Agreement. Notwithstanding the foregoing, if E-Z-EM or any E-Z-EM Affiliate acquires an entity or all or substantially all of the assets of an entity and such entity distributes or such assets include a Competitive MRI Product, E-Z-EM or such E-Z-EM Affiliate shall have one (1) year in which to divest itself of such Competitive MRI Product or to otherwise cease distribution of such Competitive MRI Product, and E-Z-EM shall not be in breach of this Section 2.3 if it or the E-Z-EM Affiliate, as the case may be, so divests or ceases distribution within such one (1) year period.

2.4 WARRANTY CONCERNING GRANT. Pharmacyclics warrants that, as of the Effective Date, (i) it has no product, developed or in development, in the Field that has not heretofore been disclosed to E-Z-EM, and (ii) it has no product, developed or in development, in the Field other than GADOLITE(R). Pharmacyclics further warrants that the Patent License Agreements are the only license agreements pursuant to which the Pharmacyclics Patents has been licensed to Pharmacyclics and the Patent License Agreements permit Pharmacyclics to enter into this License and Supply Agreement with E-Z-EM. Pharmacyclics further warrants that it has the right to license (or sub-license, as the case may be) to E-Z-EM the Pharmacyclics Technology. Pharmacyclics further warrants that it will undertake whatever payments and other actions are required for it to maintain the Patent License Agreements in good standing, provided that E-Z-EM complies with its obligations pursuant to
Section 5.1.

2.5      DEVELOPMENT OF GADOLITE(R) LINE EXTENSIONS AND OTHER LICENSED PRODUCTS.

                 (a) GADOLITE(R) LINE EXTENSIONS. If either party desires to seek and obtain Marketing Authorization for a GADOLITE(R) Line Extension in the Territory, the parties will consult. If both parties agree to seek such Marketing Authorization for such GADOLITE(R) Line Extension, * * *. In such event, such GADOLITE(R) Line Extension shall be subject to all other terms and conditions of this Agreement, as though it were GADOLITE(R), unless otherwise explicitly

* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN
         FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.





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
stated. Any regulatory filing with respect to any GADOLITE(R) Line Extension will be made only if agreed to by both parties in writing.

                 (b) OTHER LICENSED PRODUCTS. If either party desires to seek and obtain Marketing Authorization for any Other Licensed Product in the Territory, the parties will consult. If both parties agree to seek Marketing
Authorizations for such Other Licensed Product, *    *    *.  The parties agree
that the terms of this Agreement shall apply to such jointly developed Other Licensed Product except the parties will meet and negotiate in good faith to amend those sections of this Agreement which the parties deem appropriate, in order to establish the relationship between the parties with respect to such Other Licensed Product development and commercialization. Any regulatory filings on such Other Licensed Products will be made only if agreed to by both parties in writing.

* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

                                   ARTICLE 3
                               COMMERCIALIZATION

3.1 PRODUCT LAUNCH. E-Z-EM shall initiate distribution or marketing of GADOLITE(R) in each country in the Territory promptly upon receipt of all Marketing Authorizations but in no event later than 120 days following receipt of all Marketing Authorizations required by that country. E-Z-EM's obligation under this Subsection 3.1 is subject to the availability of Adequate Supply.
If E-Z-EM does not initiate such distribution or marketing in any such country within such period and there was Adequate Supply during all of such period, Pharmacyclics shall have the right to invoke Section 10.2, provided, however, that if E-Z-EM fails to cure such breach, Pharmacyclics' sole and exclusive remedy shall be to remove such country from the Territory. The 120 days provided for in this Section 3.1 shall be in lieu of the time periods provided for in Section 10.2 for cure of any material breach. In the event Pharmacyclics invokes 10.2, the removal of such country shall be carried out in accordance with the provisions of Section 10.6 which are relevant to this Agreement; provided, however, that E-Z-EM shall not have the option to sell off existing inventory intended for sale in such country pursuant to Section 10.6(a)(iii) and the provisions of Section 10.6(a)(iv) shall be mandatory.

3.2      PROMOTION AND MARKETING OBLIGATIONS.

                 (a) MARKETING EFFORTS. E-Z-EM agrees to promote the sale, marketing and distribution of the Licensed Product in the Territory, consistent with accepted business practices devoting the same level of efforts as it devotes to its own products of comparable market potential. "Comparable market potential" shall be fairly determined by E-Z-EM in good faith and shall be based upon market size, price, competition and general marketing parameters. It is understood and agreed that E-Z-EM may market the Licensed Product in certain countries in the Territory through third party distributors





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and agents.  E-Z-EM shall promptly advise Pharmacyclics of any material issues that materially and adversely affects E-Z-EM's ability to market the Licensed Product in the Territory. In such event, senior executives of E-Z-EM and Pharmacyclics shall meet and in good faith discuss what actions should be taken in light of such issues.

                 (b) GENERAL CONDUCT. E-Z-EM hereby covenants that it will not, without the prior written authorization of Pharmacyclics, actively solicit sale of Licensed Product or advertise Licensed Product, outside of the Territory. E-Z-EM shall not, directly or indirectly, without the prior written authorization of Pharmacyclics, (i) contact any of Pharmacyclics' suppliers or vendors of Licensed Product components relating to the Licensed Product, or
(ii) contact any Competent Authority or other entity about the Licensed Product, except as required to do so by Applicable Laws or as may be necessary or appropriate to carry out its obligations hereunder, or as provided in Sections 6.9 and 6.11 and Article 7. However, if a problem arises with regard to Adequate Supply, then E-Z-EM may, with notice to Pharmacyclics which may join in the process, take whatever steps are necessary, including directly contacting suppliers or vendors, to obtain Licensed Product. Pharmacyclics will grant a right to make Licensed Product under the Pharmacyclics Patents to any new supplier or vendor reasonably acceptable to Pharmacyclics selected under this Section 3.2(b).

                 (c) TRADEMARKS. Pharmacyclics shall have the right to select one or more trademarks for use in connection with the promotion, marketing and sale of Licensed Product, which trademark shall be owned by Pharmacyclics, and E-Z-EM is hereby granted an exclusive license to use such trademark(s) solely for such purposes in the Territory. If a trademark other than GADOLITE(R) is selected, E-Z-EM shall review such trademark for legal and marketing suitability and may disapprove use of any such trademark. Approval will not be unreasonably withheld or delayed. If either E-Z-EM or Pharmacyclics desires that GADOLITE(R) be sold under a different name or if any Competent Authority requires that GADOLITE(R) be sold under a different name, the following provisions shall apply: (i) the different name (the "New Trademark") must be acceptable to E-Z-EM, acting reasonably, (ii) the New Trademark must be legally obtainable by Pharmacyclics or E-Z-EM, as the case may be, in each jurisdiction where the New Trademark is sought, (iii) the New Trademark must be acceptable to the Competent Authority in each jurisdiction where a variation making the change to the applicable Marketing Authorization is sought, (iv) all costs (including reasonable attorneys' fees) for obtaining any change to a Marketing Authorization and for obtaining the right to use the New Trademark in each jurisdiction are paid by (A) E-Z-EM if E-Z-EM requested the New Trademark, (B) Pharmacyclics if Pharmacyclics requested the New Trademark, (C) one-half by E-Z-EM and one-half by Pharmacyclics if a Competent Authority required the New Trademark, and (D) one-half by E-Z-EM and one-half by Pharmacyclics if the New Trademark is the same as the trademark used in the United States for the Licensed Product, subject to Pharmacyclics being credited with its documented out-of-pocket costs incurred in registering and maintaining the name GADOLITE(R) in the Territory, and (v) any New Trademarks obtained or authorized shall be the sole property of Pharmacyclics, other than New Trademarks incorporating a variation of the E-Z-EM trademark, in which case the New Trademarks shall be the sole property of E-Z-EM.

                 (d) PACKAGING. Packaging and labeling of the Licensed Product shall comply with the MRI Packaging Specifications and Applicable Laws. Pharmacyclics shall be responsible for assuring that such packaging and labeling conform with all Applicable Laws, if any, of the FDA for export of the Licensed Product to the countries in the Territory and that the MRI Product Units comply with the MRI Product Specifications. E-Z-EM shall be responsible for assuring that packaging and labeling comply with all Applicable Laws where such Licensed Product is to be distributed for sale. Pharmacyclics shall have the right to approve in writing any such labeling and packaging to monitor the proper use of its trade name, trademark, and patent references, such approval not to be unreasonably withheld or delayed. All additional incremental costs resulting from changes to the MRI Packaging Specifications made at the request of E-Z-EM that are not required to export the Licensed Product to the Initial Entry Point under Applicable Laws shall be borne by E-Z-EM; provided, however, that if it is reasonable for the supplier of the Licensed Product to do such packaging and labeling, Pharmacyclics shall reasonably assist E-Z-EM in obtaining, at E-Z-EM's cost, such packaging and labeling at the lowest possible cost. The E-Z-EM name and trademark may be used and may be more prominent than the GADOLITE(R) or other trademark selected by Pharmacyclics if permissible according to Applicable Laws. In the event that a third party (such as Burroughs Wellcome) is to package and label the Licensed Product, then E-Z-EM shall provide Pharmacyclics or the third party with camera ready art work for the packaging and labeling within the time periods necessary for Pharmacyclics to comply with the timing requirements in the Supply Agreement.

                 (e) CONSULTATION REGARDING PRICING OF MRI PRODUCT UNITS. Prior to the expected date of First Commercial Sale in any country within the Territory, E-Z-EM shall provide Pharmacyclics notice of the expected selling price schedule of the MRI Product Unit in such country (including any (i) prompt payment or other trade or quantity discounts which E-Z-EM expects to offer and (ii) commission rates or rebates which E-Z-EM expects to offer to distributors and agents). If, at any time E-Z-EM intends to increase or decrease the selling price of the MRI Product Unit by more then * or substantially alter the discounts, commission rates or rebates referenced in the previous sentence, E-Z-EM shall consult with Pharmacyclics prior to implementing such change. The final decision on selling price, discounts, commission rates and rebates shall be that of E-Z-EM.

* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

                 (f) MARKETING PLANS AND REPORTS. Prior to the expected date of First Commercial Sale in any country in the Territory and at the beginning of each Fiscal Year thereafter, E-Z-EM shall submit to Pharmacyclics in writing, for Pharmacyclics' review and comment, the annual marketing, sales and distribution plan for such country detailing E-Z-EM's proposed marketing, sales and distribution strategy and tactics for

Licensed Product during such Fiscal Year that has been developed by E-Z-EM for Licensed Product. In addition, E-Z-EM shall submit to Pharmacyclics copies of any market research reports relating to Licensed Product sales and Licensed Product competition which E-Z-EM commissions or otherwise obtains to the extent permissible by the agency preparing the report. To the extent the foregoing information is contained in plans or reports which contain information about other products or markets, E-Z-EM may submit to Pharmacyclics only those excerpts from such plans or reports which relate to the Licensed Product and Licensed Product competition.

                 (g) SALES FORECAST. No later than 90 days prior to the expected date of First Commercial Sale and no later than 90 days prior to the start of each Fiscal Year thereafter, E-Z-EM shall deliver to Pharmacyclics, for review by Pharmacyclics, a forecast of the number of Licensed Products which E-Z-EM expects it and its permitted sub-licensees to sell during each quarter of such year.

                 (h) PHASE IV SURVEILLANCE; MARKETING TRIALS. E-Z-EM shall be responsible for any Phase IV surveillance programs of Licensed Product, which shall be conducted in accordance with Applicable Laws and which may only be undertaken upon the prior written approval of E-Z-EM and Pharmacyclics, which approval shall not be unreasonably withheld or delayed. E-Z-EM shall be responsible for the conduct of any marketing trials that it determines are necessary. All expenses incurred pursuant to this Section 3.2(h) shall be borne by E-Z-EM. Any interim data and results in written form of such surveillance programs and marketing trials shall be promptly provided to Pharmacyclics in writing, who shall have the right to incorporate, refer to and cross-reference such results and underlying data in any regulatory filing with respect to any Licensed Product. Further, E-Z-EM agrees that should Applicable Laws require that any such interim data and results from such programs and trials be prepared in written form, E-Z-EM shall comply with such requirements and provide all such information in writing to Pharmacyclics or the FDA or the Competent Authorities in accordance with Applicable Laws.

3.3 PRE-MARKETING EXPENSES. E-Z-EM shall bear all * Expenses. To the extent that Pre-Marketing expenses are incurred by Pharmacyclics, E-Z-EM shall reimburse Pharmacyclics on an as-invoiced basis at Pharmacyclics' cost; provided that any such Pre-Marketing expenses incurred by Pharmacyclics hereunder must be agreed to by E-Z-EM in writing in advance.

                                   ARTICLE 4
                           PAYMENTS TO PHARMACYCLICS

4.1 PAYMENTS TO PHARMACYCLICS. E-Z-EM shall pay Pharmacyclics the following amounts:

                 (a)      * upon execution of this Agreement; plus

* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

                (b)      * upon issuance of the UK Marketing Authorization; plus

                (c) An amount equal to * of Net Sales until the such time as Pharmacyclics has been paid an aggregate of * pursuant to this Section 4.1(c); plus
                (d) Payments due to third parties pursuant to the Patent License Agreements; plus

                 (e)      In the case of sales through third party
distributors, *    *    * of the excess of Gross Profits with respect to such
sales over the amounts paid pursuant to Section 4.1(c), if any; plus

                 (f) In the case of direct sales by E-Z-EM or by E-Z-EM's Affiliates, * of the excess of Gross Profits with respect to such sales over the sum of (i) the amounts paid pursuant to Section 4.1(c), if any, plus (ii)
*     *     * of Net Sales with respect to such sales.

4.2 EXAMPLE. Schedule 4.2 illustrates how Section 4.1(a)-(f) is intended to operate.

4.3      ALLOCATION OF DISTRIBUTOR RECEIPTS.  E-Z-EM shall pay Pharmacyclics
*     *     * of Distributor Receipts received by E-Z-EM or by E-Z-EM's
Affiliates.

                                   ARTICLE 5
                     PROCEDURE FOR PAYMENTS; RECORDS; AUDIT

5.1 MANNER AND PLACE OF PAYMENT. Within 45 days after the end of each calendar quarter, E-Z-EM shall pay to Pharmacyclics the total amount due under Sections 4.1 and 4.3, such payment to be accompanied by a written report by E-Z-EM concerning Gross Profits and Distributor Receipts detailed country-by-country in the Territory, including quantities of the Licensed Product sold, and other such details as required to be provided pursuant to the Patent License Agreements. All payments to Pharmacyclics shall be made by check at such bank as Pharmacyclics shall specify from time to time and shall be made in U.S. Dollars.

5.2      RECORDS AND AUDIT.  Each party will maintain the Records.  Such
Records shall be open during reasonable business hours for a period of five (5) years from creation of any such Record for the purpose of permitting either party to conduct any Audit. In the absence of material discrepancies
*     *     * in any request for reimbursement resulting from the Audit, the accounting expense shall be paid by the party requesting the Audit. If material discrepancies do result, the party which was the subject of the Audit shall bear the accounting expense. Any Records received from the other party shall be Confidential Information for purposes of Article 8. The terms of this Section
5.2 shall survive any termination or expiration of this Agreement for a period of five (5) years. All Records not disputed as to correctness by the other party within one (1) year

* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

after receipt or Audit thereof shall thereafter conclusively be deemed correct for all purposes.

5.3 WITHHOLDING TAXES. Payments to Pharmacyclics hereunder shall be made without deduction other than such amount (if any) as E-Z-EM is required by law to deduct or withhold. E-Z-EM shall obtain a receipt from the relevant taxing authorities for all withholding taxes paid and forward such receipts to Pharmacyclics to enable Pharmacyclics to claim any and all tax credits for which it may be eligible. E-Z-EM shall use reasonable commercial efforts to enable or assist Pharmacyclics to claim exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

5.4 EXCHANGE RATES. For purposes of determining amounts to be paid to Pharmacyclics pursuant to Sections 4.1 and 4.3, the UK interbank rate for buying dollars on the date that the payment is being made, shall be used.

5.5 PRODUCT BUNDLING. In the event E-Z-EM or any permitted sub-licensee sells the MRI Product Unit in conjunction with any other E-Z-EM product and in so doing sells the MRI Product Unit for an amount less than the lowest selling price for the MRI Product Unit, for the purposes of determining Net Sales from such sale, Net Sales shall be based upon the Net Sales price to a similar size customer ordering a similar volume of MRI Product Unit under similar but unbundled terms and conditions.

                                   ARTICLE 6
                     MANUFACTURE AND SUPPLY OF GADOLITE(R)

6.1 SUPPLY OF MRI PRODUCT UNITS. Subject to the terms of the Agreement, Pharmacyclics shall supply or cause to be supplied to E-Z-EM, and E-Z-EM shall purchase from Pharmacyclics, E-Z-EM's requirements of MRI Product Units. However, if a problem arises with regard to Adequate Supply, then E-Z-EM may, with notice to Pharmacyclics, who may join in the process, take whatever steps are necessary, including directly contacting suppliers or vendors, to obtain MRI Product Units. Pharmacyclics shall grant a right to make under the Pharmacyclics Patents to any new supplier or vendor reasonably acceptable to Pharmacyclics selected under this Section 6.1. Pharmacyclics agrees to take whatever action is appropriate, including allowing E-Z-EM or any supplier to E-Z-EM the right to make reference to Competent Authorities any relevant and applicable Pharmacyclics' regulatory filings, to allow E-Z-EM or any supplier to E-Z-EM to obtain approval to manufacture GADOLITE(R). Approval to manufacture GADOLITE(R) by a third party supplier shall be subject to execution of a binding contract between Pharmacyclics and the third party supplier to manufacture GADOLITE(R) on terms reasonably acceptable to Pharmacyclics.

6.2 DELIVERY. All MRI Product Units shall be shipped by Pharmacyclics as directed by E-Z-EM to the Initial Entry Point. Subject to Section 3.2(d), after the MRI Product

Units have been delivered to the Initial Entry Point, E-Z-EM shall be responsible for all labeling and packaging of MRI Product Units and for shipping MRI Product Units within the Territory.

6.3 PRICE. E-Z-EM shall pay to Pharmacyclics such price, including the cost of active ingredients at Pharmacyclics cost if supplied by Pharmacyclics, shipping, duties and insurance costs, as Pharmacyclics pays for any MRI Product Unit purchased from a third-party supplier for sale and use in the Territory,
plus *     *     * of the direct costs (net of insurance and freight) of the
MRI Product Units; provided, however, that (i) the *     *     * of the direct
costs (net of insurance and freight) shall in no case exceed *     *     * per
MRI Product Unit and (ii) the amount paid by Pharmacyclics to a third-party supplier shall in no case include amounts paid due to the failure of Pharmacyclics to meet minimum purchase requirements or due to any other breach of such third-party supply agreement by Pharmacyclics unless such breach is caused by E-Z-EM. The initial price to be paid by Pharmacyclics for the MRI Product Units is based on Sections 8.1 and 8.2 of the Supply Agreement. The "minimum purchase requirements" mentioned in paragraph 8.1 of the Supply Agreement are not applicable to this Agreement. Pharmacyclics agrees that Pharmacyclics will continue to supply or cause to be supplied the active ingredient of MRI Product Units to any third-party supplier, including to E-Z-EM, if E-Z-EM becomes the supplier. Concurrently with each shipment of MRI Product Units, Pharmacyclics shall invoice E-Z-EM, which invoice shall specify the amount payable by Pharmacyclics to the third-party supplier with respect to such MRI Product Units. The portion of the invoice representing amounts owed to the third-party supplier shall be due and payable upon receipt by E-Z-EM of the MRI Product Units at the Initial Entry Point, or at such time as Pharmacyclics is required to pay the third-party supplier for such MRI Product Units, and the balance of the invoice shall be due and payable thirty days after receipt by E-Z-EM of the MRI Product Units at the Initial Entry Point.

6.4 MRI PRODUCT UNIT MAXIMUMS. During each Contract Year (as such term is defined in the Supply Agreement), under this Agreement and the North American Agreement, E-Z-EM shall be entitled to purchase no more than the Maximum Quantities.

6.5      SUPPLY FORECASTS.

                 (a) LONG-TERM FORECAST SCHEDULE. E-Z-EM shall deliver to Pharmacyclics such information as will allow Pharmacyclics to meet its obligations under Section 6.1 (a) of the Supply Agreement (or a comparable section of a substantially similar supply agreement) with respect to the Territory. All such information shall be delivered to Pharmacyclics promptly, but in any event no later than 30 days prior to the date Pharmacyclics is obligated to deliver corresponding information to Burroughs Wellcome (or a comparable supplier).

* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

                 (b) DETAILED FORECAST SCHEDULE. E-Z-EM shall deliver to Pharmacyclics such information as will allow Pharmacyclics to meet its obligations under Section 6.1(b) of the Supply Agreement (or a comparable section of a substantially similar supply agreement) with respect to the Territory and all such information shall be delivered to Pharmacyclics promptly, but in any event no later than 30 days prior to the date Pharmacyclics is obligated to deliver corresponding information to Burroughs Wellcome (or a comparable supplier).

                 (c) FORECAST VARIANCES. The forecasts provided under this Section 6.5 shall be non-binding; provided, however, that the total number of MRI Product Units ordered during any Calendar Quarter (as such term is defined in the Supply Agreement) shall be in conformance with the provisions of
Section 6.2 of the Supply Agreement (or a comparable section of a substantially similar supply agreement) as if E-Z-EM had submitted its detailed forecasts directly to Burroughs Wellcome (or a comparable supplier).

6.6 ORDERS. MRI Product Units shall be ordered by E-Z-EM pursuant to written purchase orders which shall be received by Burroughs Wellcome or other supplier or Pharmacyclics between 90 and 120 days prior to the delivery date specified in such purchase order. All orders shall be in accordance with the terms of Article 7 and Section 8.4 of the Supply Agreement (or comparable sections of a substantially similar supply agreement), other than minimum purchase requirements. Copies of all orders and payments from E-Z-EM to Burroughs Wellcome shall be sent to Pharmacyclics by FAX.

6.7 PRODUCT SPECIFICATIONS. All MRI Product Units manufactured and supplied by or on behalf of Pharmacyclics under this Agreement shall conform to the MRI Product Specifications.

6.8 PACKAGING SPECIFICATIONS. Packaging and labeling of all MRI Product Units manufactured and supplied by or on behalf of Pharmacyclics under this Agreement shall conform to the MRI Packaging Specifications and to Applicable Laws.

6.9 DIRECT COMMUNICATIONS AND PAYMENTS BETWEEN E-Z-EM AND THIRD PARTY SUPPLIER. After signing this Agreement, E-Z-EM may communicate directly with or make payment directly to Burroughs Wellcome or such other third party supplier with respect to orders, forecasts and reports under this Article 6. In the event of such direct communication or payment, Pharmacyclics shall receive copies of all such communication and receipts for such payment at the same time that the receiving party receives such communication or receipt.

6.10     MODIFICATIONS OF SUPPLY AGREEMENT.  [Intentionally Deleted]

6.11     GOVERNMENTAL REGULATION.

         6.11.1 Pharmacyclics shall produce or have produced all GADOLITE(R) materials provided under this Agreement according to Applicable Laws.

         6.11.2 Pharmacyclics will permit E-Z-EM or its designated representative, to perform vendor audits of Pharmacyclics' facilities and procedures on reasonable advance notice to Pharmacyclics during normal business hours.

         6.11.3 The parties agree to notify each other immediately upon receipt of any communication indicating a possible inspection or visit requested by FDA or a Competent Authority related to the Licensed Product and will provide each other with copies of any communications made between the other party and FDA or the Competent Authority relating to the Licensed Product to the extent relevant to this Agreement.

         6.11.4 Pharmacyclics will provide E-Z-EM a Certificate of Compliance for each batch lot of any materials sold hereunder.

         6.11.5 Pharmacyclics will notify E-Z-EM of any proposed material changes in raw materials, components, processes, or labeling, at least ninety
(90) days prior to such actions.

         6.11.6 Pharmacyclics guarantees that no materials manufactured by or on behalf of Pharmacyclics pursuant to this Agreement will be adulterated or misbranded within the meaning of the FD&C Act or any other Applicable Law and further guarantees that no materials supplied by or on behalf of Pharmacyclics pursuant to this Agreement will be barred from introduction into inter-state commerce under the provisions of Section 404, 505 or 512 of the FD&C Act or any other Applicable Law. Pharmacyclics agrees to take whatever action is necessary to assure that any Pharmacyclics contractor for the supply of GADOLITE(R) or, to the extent Pharmacyclics can reasonably do so, any component thereof, will comply with the requirement of this Section 6.11.6.

         6.11.7 E-Z-EM will permit Pharmacyclics or its designated representative to perform vendor audits or other audits required by Applicable Laws on the facilities, procedures and records which are relevant to such audits of E-Z-EM and E-Z-EM's Affiliates and, to the extent reasonably obtainable by E-Z-EM, on facilities, procedures and records which are relevant to such audits of unaffiliated parties with responsibility for distribution, testing, analyzing, labeling or packaging the Licensed Product on reasonable advance notice to E-Z-EM during normal business hours.

         6.11.8 E-Z-EM agrees to assume all responsibility for importing, selling and distributing the Licensed Product, including obtaining all necessary permits and licenses therewith, and including performance of all testing necessary for batch release, analytical testing, and/or labeling (except to the extent necessary to export the Licensed Product to the Initial Entry Point) required to place the Licensed Product on the market in the Territory and any other requirement relating to the import, sale and distribution of the Licensed Product imposed by Applicable Laws, at E-Z-EM's sole cost.

                                   ARTICLE 7
          MARKETING AUTHORIZATIONS; OTHER REGULATORY COMPLIANCE ISSUES

7.1 U.K. MARKETING AUTHORIZATION. Pharmacyclics made an application for a UK Marketing Authorization for the Licensed Product on June 26, l996. In its application, Pharmacyclics indicated that, when the UK Marketing Authorization is received, Pharmacyclics intends to use the UK Marketing Authorization to follow the Decentralized Procedures to obtain the First Tier Marketing Authorizations. Pharmacyclics has turned the dossier and related documentation for the U.K. Marketing Authorization over to E-Z-EM. All costs and expenses in connection with obtaining the UK Marketing Authorization and any other Marketing Authorizations are to be borne according to the provisions of Section 7.11.

7.2 REGULATORY STRATEGY. Within thirty (30) days after the Effective Date, E-Z-EM shall submit its Regulatory Strategy to Pharmacyclics for its review and comment.

7.3 USE OF DECENTRALIZED PROCEDURES. The parties have agreed that, unless advised to the contrary by the Reference Member State, within sixty (60) days of receipt of the UK Marketing Authorization, E-Z-EM will file Decentralized Applications for the First Tier Marketing Authorizations. E-Z-EM will provide Pharmacyclics with any Objections promptly after receipt and shall afford Pharmacyclics the opportunity to consult with E-Z-EM concerning such matters. In no event will Pharmacyclics communicate directly with the Reference Member State, members of the CPMP, the Commission and/or the Competent Authority during the Decentralized Procedures relating to GADOLITE(R). In the event that one or more member states indicates that it will not grant mutual recognition to the Decentralized Application, the parties agree to consult to decide whether to withdraw the Decentralized Application or proceed to binding arbitration. The parties agree that, should a decision be made to withdraw the Decentralized Application from one or more member states, or a positive opinion of the CPMP not be obtained, or the Commission not ratify the opinion of the CPMP so as to make the CPMP opinion into a binding Commission decision, the parties agree to consult.

7.4 OBTAINING MARKETING AUTHORIZATIONS. Promptly after receipt of notice from MCA that MCA intends to issue the UK Marketing Authorization within a thirty day period, E-Z-EM shall promptly begin taking all acts and activities necessary to obtain the national licenses from each member state that will be required as a condition to receipt of a Marketing Authorization. E-Z-EM agrees to notify Pharmacyclics within fifteen (15) days of receipt of each Marketing Authorization. In the event that E-Z-EM has not received a Marketing Authorization (including any applicable Pricing and Reimbursement Approvals necessary for placing the Licensed Product on the market in a member state) in each member state which has mutually recognized the Decentralized Application, within one year of that member state mutually recognizing the Decentralized Application, then the Chief Executive Officers of the parties or their representatives or designees agree to meet within ten days to discuss further options for the Decentralized Applications, including having Pharmacyclics take over the responsibilities for designing and implementing the Regulatory Strategy at the reasonable expense of E-Z-EM. E-Z-EM shall follow such procedures as it deems appropriate and shall comply with Applicable Laws with respect to obtaining Marketing Authorizations for states in the Territory that are not subject to the Decentralized Procedures.

7.5 ONGOING CONSULTATIONS. The parties shall consult on the U.K. Marketing Authorization and the First Tier Marketing Authorizations on a regular basis and also about authorizing E-Z-EM to obtain additional Marketing Authorizations in addition to the First Tier Marketing Authorizations and the U.K. Marketing Authorization using the procedures specified in this Article 7.

7.6 MARKETING AUTHORIZATION HOLDER. Unless otherwise required by Applicable Laws, Pharmacyclics shall be the holder of the UK Marketing Authorization and all other Marketing Authorizations and E-Z-EM shall be named as Pharmacyclics' distributor in the Territory with respect to the Marketing Authorizations. In the event that the parties determine that it is desirable, for legal or administrative reasons, for E-Z-EM to hold the Marketing Authorizations, E-Z-EM understands and agrees that E-Z-EM will hold the Marketing Authorizations in trust for the benefit of Pharmacyclics and that, therefore, E-Z-EM will not transfer, assign, mortgage, charge or sub-contract any of the Marketing Authorizations other than to Pharmacyclics or to a third-party distributor appointed by E-Z-EM to distribute the Licensed Product, and that E-Z-EM will not do anything intentionally to adversely affect a Marketing Authorization. E-Z-EM agrees that Pharmacyclics shall be free from time to time to inform the Competent Authorities that the Marketing Authorizations are held in trust for Pharmacyclics. Any transfer of the Marketing Authorization by E-Z-EM to a third party distributor shall be contingent upon the execution by the third party distributor of a written agreement pursuant to which the third party distributor agrees to hold the Marketing Authorization on the same terms and conditions as set forth in this
Section 7.6. E-Z-EM agrees to provide Pharmacyclics with copies of any agreements with third parties entered into by E-Z-EM and such third party in order to comply with this Section 7.6 within 30 days of the effective date of any transfer of any Marketing Authorization, along with appropriate evidence from the Competent Authorities documenting the transfer of the Marketing Authorization. Any transfers of any Marketing Authorizations made in violation of this Section 7.6 shall be null, void and unenforceable. For the avoidance of doubt, the term "transfer" shall include, but not be limited to, transfers from E-Z-EM to a third party distributor of an existing Marketing Authorization as well as cases in which the third party distributor rather than E-Z-EM makes an application for a Marketing Authorization.

7.7      MAINTENANCE OF MARKETING AUTHORIZATIONS   E-Z-EM agrees to maintain
the Marketing Authorizations including obtaining any variations or renewals thereof, at E-Z-EM's sole cost.

7.8 PRICING AND REIMBURSEMENT APPROVALS. E-Z-EM shall be responsible for obtaining any Pricing and Reimbursement Approvals that are required to obtain Marketing Authorizations.

7.9 PROVISION OF REGULATORY FILINGS. E-Z-EM will provide Pharmacyclics with copies of all filings made to the FDA or the Competent Authorities relating to GADOLITE(R), any GADOLITE(R) Line Extension or to any Other Licensed Product filed in accordance with this Article.

7.10 ASSISTANCE. Each party shall provide reasonable assistance to the other at the other's request, in connection with their obligations pursuant to this Section 7, subject to reimbursement of its out-of-pocket costs.

7.11      COSTS.  *     *     *

7.12 COMPLIANCE. E-Z-EM and Pharmacyclics shall comply with all Applicable Laws within the Territory including the provision of information by E-Z-EM and Pharmacyclics to each other necessary for Pharmacyclics and E-Z-EM to comply with any applicable reporting requirements.

7.13 ADVERSE REACTION REPORTING. Each party shall advise the other party, by telephone or facsimile, within such time as is required to comply with Applicable Laws after it becomes aware of any adverse reaction involving the Licensed Product. Such advising party shall provide the other party with a written report delivered by confirmed facsimile of any adverse reaction, stating the full facts known to it, including but not limited to customer name, address, telephone number, batch, lot and serial numbers, as required by Applicable Laws. To the extent permitted by Applicable Laws, E-Z-EM shall have full responsibility for monitoring such adverse reactions and making any reports to the Competent Authorities, with a complete copy provided to Pharmacyclics at the same time the report is made to the Competent Authorities. Within thirty (30) days before the First Commercial Sale or any test or trial conducted on GADOLITE(R) by E-Z-EM or its designee, the parties agree to agree upon and finalize the SOP, provided that such SOP shall be E-Z-EM's current SOP, modified only to the extent necessary to provide a mechanism for E-Z-EM to provide information to Pharmacyclics that is necessary under Applicable Laws for Pharmacyclics to provide to the FDA. The parties agree to follow the SOP. In the event responsibilities exist with respect to compliance with Applicable Laws pursuant to this section which cannot be delegated to E-Z-EM by

* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

Pharmacyclics and some or all of the information needed to fulfill the responsibility is not within Pharmacyclics' control, E-Z-EM agrees to provide such information to Pharmacyclics to the extent such information can be reasonably obtained by E-Z-EM, with such information to provided within such time limits as is required for Pharmacyclics to comply with Applicable Laws.

7.14 POST - FIRST COMMERCIAL SALE TESTING AND REPORTING. If, after the date of First Commercial Sale in any country in the Territory, adverse events or other issues arise with respect to the safety or efficacy of GADOLITE(R) which jeopardize GADOLITE(R)'s performance or are deemed by the parties to potentially limit its approved indications, the parties shall consult with each other with respect to such events or other issues. If the parties determine that the situation requires clinical testing after First Commercial Sale in any country in the Territory, modifications to any Marketing Authorization or other communication with any Competent Authority or entity, Pharmacyclics shall design and the parties shall implement any such testing, modifications or communication as shall be agreed upon by the parties; provided, however, that E-Z-EM may communicate with any Competent Authority to the extent it deems
necessary or appropriate to fulfill its obligations hereunder.  *     *     *

7.15 PRODUCT RECALL. E-Z-EM and Pharmacyclics each shall notify the other promptly if any MRI Product Unit is the subject of a recall, market withdrawal or correction, and the parties shall cooperate in the handling and disposition of such recall, market withdrawal or correction; provided, however, in the event of a disagreement as to any matters related to such recall, market withdrawal or correction, other than the determination of who shall bear the costs as set forth in the immediately following sentence, each party shall have the right to cause a recall, market withdrawal or correction to be made.
*     *     *  E-Z-EM shall in all events be responsible for conducting any recalls, market withdrawals or corrections with respect to the MRI Product Units in consultation with Pharmacyclics. E-Z-EM shall maintain Records of all sales and distribution of MRI Product Units and customers sufficient to adequately administer a recall, market withdrawal or correction for a period of five (5) years after the date the Record is created.

* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

7.16 REPORTS. On a quarterly basis, E-Z-EM shall provide Pharmacyclics with an updated version of the Regulatory Strategy, including changes in time lines and a written report on the status of all efforts by E-Z-EM to obtain Pricing and Reimbursement Approvals. Each party shall keep the other fully informed of all governmental activities and plans which potentially or actually affect the sale of the Licensed Product in the Territory to the extent that each such party has knowledge of such activities and plans.

7.17 BLOCK EXEMPTION. Immediately prior to the expiration of Regulation l983/83 of the Commission of the EU (the "Block Exemption"), the parties agree to examine the Agreement to determine whether the Agreement will fall within the new Block Exemption. Should any of the provisions of the Agreement not fall within the Block Exemption or the new Block Exemption, during the term of this Agreement, the parties agree either to amend the Agreement to fall within the Block Exemption or the new Block Exemption or to notify the Agreement to the Commission, with each party to bear one-half of the reasonable costs of making the notification.

                                   ARTICLE 8
                                CONFIDENTIALITY

8.1 NONDISCLOSURE OBLIGATIONS. During the term of this Agreement, and for a period of 5 years after termination hereof, each party will maintain all Confidential Information in trust and confidence and will not disclose any Confidential Information to any third party or use any Confidential Information for any unauthorized purpose. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any Applicable Laws. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own confidential information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. All information that is to be held confidential shall be given only to individuals who are made aware of the confidential nature of the information and who have signed a confidentiality agreement or who have a fiduciary responsibility to E-Z-EM and who have a need to know.

8.2 EXCEPTIONS. Confidential Information shall not include any information which:

                 (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

                 (b) is known by the receiving party at the time of receiving such information, as evidenced by its written records;

                 (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure;

                 (d)      is independently developed by the receiving party
                           without any breach of Section 8.1;

                 (e) is the subject of a written permission to disclose provided by the disclosing party; or

                 (f) is of such inconsequential nature as to render it valueless.

         The parties agree that the material financial terms of this Agreement will be considered Confidential Information of both parties. However, each party shall have the right to disclose the material financial terms of this Agreement to any potential acquiror, merger partner, or other bona fide potential financial partner, subject to a requirement to secure confidential treatment of such information or if it is prudent or proper to make such disclosure to comply with Applicable Laws or to meet Generally Accepted Accounting Principles. Notwithstanding the foregoing, the parties agree that the initial press releases regarding this Agreement shall be mutually agreed upon by the parties.

8.3 AUTHORIZED DISCLOSURE. Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information if such disclosure:

                 (a) is in response to a valid order of a court or other governmental body of the United States or the EU or any state of the Territory or of any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective or other appropriate forms of order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

                 (b)      is otherwise required by Applicable Laws; or

                 (c) is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with Applicable Laws or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

                                   ARTICLE 9
                             INTELLECTUAL PROPERTY

9.1 OWNERSHIP OF INTELLECTUAL PROPERTY. Pharmacyclics shall retain all of its rights, title and interest in and to all Pharmacyclics Technology, copyrights, trade marks, trade name, and all other industrial and intellectual property embodied in or appurtenant to the Licensed Product. Except as otherwise expressly provided in this Agreement, E-Z-EM shall have no right, title or interest in any industrial or intellectual property relating to the Licensed Product, except to marketing and promotional materials and reports and all marketing data and all intellectual property relating thereto.

9.2      VALIDITY AND INFRINGEMENT OF PHARMACYCLICS PATENTS.

                 (a) In the event E-Z-EM or Pharmacyclics becomes aware of any actual or threatened infringement of any Pharmacyclics Patents in the Territory, that party shall promptly notify the other.

                 (b) To validate the proprietary rights licensed herein, Pharmacyclics shall have the first right, but not the obligation, to bring and control any infringement action against any person or entity materially infringing the Pharmacyclics Patents directly or contributorily in the Territory and shall have the first right, but not the obligation, to defend the Pharmacyclics Patents against any challenge to the validity and enforceability of those patents in the Courts of the United States or in the United States Patent and Trademark Office and the and/or the appropriate agencies or Courts in the Territory, as the case may be. If Pharmacyclics does not take steps within 120 days of the date of Pharmacyclics becoming aware of such material infringement to abate the infringement or does not bring litigation within six months of said 120 days, then E-Z-EM may, but shall not be required, to prosecute and control the infringement or threatened infringement and to defend the Pharmacyclics Patents. If, within 120 days of the date on which E-Z-EM may first prosecute and control the infringement or threatened infringement or defend the Pharmacyclics Patents, E-Z-EM has not commenced such prosecution, control or defense, E-Z-EM's right to do so shall expire and the right to prosecute and control the infringement or threatened infringement and to defend the Pharmacyclics Patents shall revert to Pharmacyclics.

                 (c) Pharmacyclics shall bear the full cost of any action brought by Pharmacyclics to validate the proprietary rights licensed herein. During the course of such litigation, all payments due to Pharmacyclics under this Agreement shall continue to be made. Pharmacyclics will receive all damages that may be awarded to Pharmacyclics under such litigation.

                 (d) E-Z-EM shall bear the full cost of any action brought by E-Z-EM to validate the proprietary rights licensed herein and shall receive all damages that may be awarded to E-Z-EM under such litigation; provided, however, that if E-Z-EM, acting reasonably, determines that there is a reasonable expectation that the results of such litigation (including both damages and the value of injunctive relief) are greater than the anticipated costs of such litigation, E-Z-EM may, by notice to Pharmacyclics, require Pharmacyclics to pay * of the costs incurred by E-Z-EM in connection therewith and in such case Pharmacyclics shall be entitled to receive * of the damages recovered. During the course of such litigation, all payments due to Pharmacyclics under this Agreement shall continue to be made.

                 (e) In the event either party brings an infringement action, the other party shall cooperate as reasonably requested, including, if requested, furnishing a power of attorney. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 9.2 may be entered into without the joint consent of Pharmacyclics and E-Z-EM, such consent not to be unreasonably withheld or delayed.

                 (f) If the Pharmacyclics EU Patent shall be held invalid in a Court or Patent Office or other action and such holding is upheld on appeal or the appeal period has passed without an appeal being taken, and if the above occurs prior to the tenth anniversary of First Commercial Sale in the Territory, the following shall occur:

                      (i) Pharmacyclics shall continue to provide MRI Product Units in accordance with Article 6 until the termination of the North American Agreement;

                      (ii) Article 4 payments shall be made to Pharmacyclics until the termination of the North American Agreement;

                    (iii) This Agreement shall terminate in accordance with Section 10.1.

9.3 INFRINGEMENT OF THIRD PARTY PATENTS. Pharmacyclics represents that to the best of its knowledge, the manufacture, use or sale of GADOLITE(R), as configured as of the Effective Date, does not infringe any United States or EU patent or other proprietary rights held by any third party. If a third party asserts that a patent or other proprietary right owned by it is infringed by the manufacture, use or sale of the Licensed Product, the party against whom such a claim was asserted shall immediately provide the other party notice of such claim and the related facts in reasonable detail. The party against whom a claim is asserted shall control the defense of such claim and if a claim is asserted against both parties they shall jointly cooperate in controlling the defense of such claim. The party (whether Pharmacyclics or E-Z-EM) that controls the defense of a given claim with respect to the Licensed Product shall also have the right to control settlement of such claim; provided, however, that (i) no settlement shall be entered into without the consent of the other party if such settlement would adversely affect the interests of such other party in a manner different from the interests of the party controlling the defense and (ii) if a claim is asserted against both parties, both parties.

* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

must consent to such settlement. Each party shall pay * of the expenses incurred in defending the litigation, regardless of against which party the claim is asserted; provided, however, that if the representation and warranty made by Pharmacyclics in the first sentence of this Section 9.3 is determined by a court of competent jurisdiction to be untrue with respect to the claim that is the subject of the infringement action (or a claim related thereto), Pharmacyclics shall pay all of such expenses.

9.4      RESPONSIBILITY FOR PATENTS AND TRADEMARKS.

                 (A) PROSECUTION. Pharmacyclics shall be responsible for the filing of and all prosecution and maintenance of the Pharmacyclics Patents and all trademarks, including GADOLITE(R), in the Territory, other than trademarks incorporating a variation of the name E-Z-EM, with respect to which E-Z-EM shall have such responsibility.

                 (B) COSTS. Subject to Section 3.2(c), the out-of-pocket costs incurred pursuant to Section 9.4(a) shall be paid by Pharmacyclics, other than trademarks incorporating a variation of the name E-Z-EM, with respect to which E-Z-EM shall pay such costs.

                                   ARTICLE 10
                       TERM AND TERMINATION OF AGREEMENT

10.1 TERM. The Agreement shall expire on the date the North American Agreement terminates, unless such termination is pursuant to Section 11.3 of the North American Agreement, in which case this Agreement shall extend for the period provided in Section 11.1 of the North American Agreement.

10.2 TERMINATION FOR MATERIAL BREACH. If either party is in material breach of any obligation hereunder, the party contending there is a breach (the charging party) may give a first written notice to the accused party of the nature of the breach and shall provide sixty (60) days after the giving of such first notice for the breach to be cured to the reasonable satisfaction of the charging party or for the accused party to commence action which is calculated to result in the cure of the default to the reasonable satisfaction of the charging party. If, however during the sixty (60) day period, the accused party requests an additional sixty (60) days to cure, such additional time shall be granted. If the charging party believes that adequate action has not been taken to cure the default or that the default has not been cured, then at the end of the initial sixty (60) day time period, or at the end of the additional sixty (60) day time period if such has been requested, the charging party may give a second written notice that the Agreement is to be terminated within sixty (60) days after the second notice, if the default is not cured within such extended time.

* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

10.3 TERMINATION BY E-Z-EM. At any time upon six months prior written notice to Pharmacyclics, E-Z-EM may terminate this Agreement for any or no reason; provided, however, that such termination shall be subject to the following terms and conditions: E-Z-EM shall cooperate, at its own expense and as reasonably requested by Pharmacyclics, with any one or more third parties selected by Pharmacyclics to distribute, market or sell Licensed Product in the Territory following such early termination. Such cooperation shall include, but not be limited to, to promptly transferring the Marketing Authorizations, inventory, providing customer lists and delivering any promotional materials to such third parties.

10.4     TERMINATION BY PHARMACYCLICS.

         10.4.1 If the UK Marketing Authorization is not received by Pharmacyclics on or before eighteen months from the date Pharmacyclics files for the UK Marketing Authorizations or if Pharmacyclics determines to abandon seeking the UK Marketing Authorization (which it may do for good cause, including, without limitation, UK Registration Costs materially in excess of those estimated by its regulatory consultants), Pharmacyclics may terminate this Agreement. Notwithstanding anything herein to the contrary, if Pharmacyclics terminates this Agreement pursuant to this Section 10.4.1,
Section 2.2 of the North American Agreement shall remain in full force and effect.

         10.4.2 The parties agree that E-Z-EM's violation of Section 7.6 will cause irreparable injury to Pharmacyclics and, that in the event of any violation or threatened violation of Section 7.6 by E-Z-EM, Pharmacyclics will be entitled to seek temporary and permanent injunctive relief, and other equitable remedies against E-Z-EM. This section shall not limit any other legal or equitable remedies that Pharmacyclics may have against E-Z-EM for violation of the restrictions herein. The parties agree that, notwithstanding
Section 14.8, Pharmacyclics shall have the right to seek relief for any violation or threatened violation of Section 7.6 from any court of competent jurisdiction in any jurisdiction authorized to grant the relief necessary to prohibit the violation or threatened violation of Section 7.6. This Section shall apply with equal force to E-Z-EM's Affiliates and to any third party distributors used by E-Z-EM to distribute the Licensed Product, if any of them is the holder of the Marketing Authorization at the time the violation or threatened violation of Section 7.6 takes place.

10.5 ACCRUED RIGHTS. Termination or expiration of this Agreement shall not affect any accrued rights of either party.

10.6     EFFECT OF TERMINATION.

                 (a) Upon early termination by E-Z-EM under Section 10.3 or upon termination by Pharmacyclics because of material breach by E-Z-EM under
Section 10.2, the following shall occur:

                               (i) All licenses granted to E-Z-EM shall terminate immediately, including the trademark license granted to E-Z-EM pursuant to Section 3.2(c) and E-Z-EM shall have no further rights in the trademarks or the
                                           Pharmacyclics Patents or the
                                           Pharmacyclics Technology (other than
                                           a non-exclusive license to any
                                           Improvements made by E-Z-EM and
                                           subject to E-Z-EM's option to sell
                                           off existing inventory for six (6)
                                           months after the termination date
                                           under (iii)), and E-Z-EM shall not,
                                           either directly or indirectly, use
                                           or permit the use of the same or of
                                           the promotional procedures, methods
                                           or documentation relating to the
                                           Licensed Products, except to sell
                                           off existing inventory under (iii).

                              (ii) E-Z-EM will immediately transfer to Pharmacyclics, to the extent permitted by Applicable Laws, without further consideration, any Marketing Authorizations held in the name of E-Z-EM. E-Z-EM will also use its reasonable efforts to cause any Marketing Authorizations held by its Affiliates or distributors to be immediately transferred to
                                           Pharmacyclics, to the extent
                                           permitted by Applicable Laws.
                                           Because E-Z-EM agrees that the
                                           Marketing Authorizations held by
                                           E-Z-EM and by its Affiliates and its
                                           distributors are held in trust for
                                           Pharmacyclics, at the cost of
                                           E-Z-EM, E-Z-EM will fully cooperate
                                           with Pharmacyclics and all Competent
                                           Authorities and do all things and
                                           acts necessary to cause both the
                                           legal and equitable ownership of the
                                           Marketing Authorizations to vest in
                                           Pharmacyclics or its designee as
                                           soon as possible after termination
                                           of the Agreement.

                             (iii) E-Z-EM may sell off any existing inventory during a period not to exceed six (6) months following such termination. If E-Z-EM chooses this option, E-Z-EM shall:

                                           (a)  within thirty days of issuance
                                           of a notice of termination by any
                                           party, notify Pharmacyclics that it
                                           intends to sell off existing
                                           inventory;

                                           (b)  continue to comply with its
                                           payment obligations;

                                           (c)  continue to sell off existing
                                           inventory for six (6) months after
                                           the notice of termination but at the
                                           expiration of the six (6) months, at
                                           Pharmacyclics' election, either (A)
                                           sell all existing inventory to
                                           Pharmacyclics or (B) destroy all
                                           remaining inventory in accordance
                                           with Applicable Law, providing
                                           Pharmacyclics with proof of
                                           destruction in writing sufficient to
                                           comply with Applicable Laws;
                                           provided that in either case,
                                           Pharmacyclics shall pay to E-Z-EM
                                           the actual landed cost paid by
                                           E-Z-EM for such remaining inventory.
                                           If E-Z-EM sells any inventory to
                                           Pharmacyclics pursuant to this
                                           subsection, it shall warrant that
                                           such inventory has been stored in
                                           compliance with all Applicable Laws,
                                           has not been adulterated and has
                                           otherwise been maintained according
                                           to the MRI Product Specifications.

                              (iv) In the event that E-Z-EM notifies Pharmacyclics that E-Z-EM does not intend to sell off any existing inventory, E-Z-EM shall, at
                                           Pharmacyclics' election, either (A)
                                           sell all existing inventory to
                                           Pharmacyclics or (B) destroy all
                                           remaining inventory in accordance
                                           with Applicable Law, providing
                                           Pharmacyclics with proof of
                                           destruction in writing sufficient to
                                           comply with Applicable Laws;
                                           provided that in either case,
                                           Pharmacyclics shall pay to E-Z-EM
                                           the actual landed cost paid by
                                           E-Z-EM for such remaining inventory.
                                           If E-Z-EM sells any inventory to
                                           Pharmacyclics pursuant to this
                                           subsection, it shall warrant that
                                           such inventory has been stored in
                                           compliance with all Applicable Laws,
                                           has not been adulterated and has
                                           otherwise been maintained according
                                           to the MRI Product Specifications.

                                   (v)     Any sales of Licensed Product made
                                           by E-Z-EM to Pharmacyclics pursuant
                                           to this Article 10 shall be made by
                                           E-Z-EM within thirty (30) days of
                                           the end of the time period specified
                                           by Section 10.6(a)(iii)(c)(A) or
                                           upon the occurrence of Section
                                           10.6.(a)(iv)(B), and shall be
                                           shipped to Pharmacyclics
                                           appropriately packaged and stored.
                                           All transportation costs in
                                           connection with such sale, including
                                           without limitation, insurance,
                                           freight and duties, shall be paid by
                                           Pharmacyclics.  Amounts owed by
                                           Pharmacyclics
                                           pursuant to this Section 10.6(a) for
                                           the Licensed Products and the
                                           transportation costs shall be paid
                                           by Pharmacyclics within sixty (60)
                                           days of receipt of an appropriately
                                           detailed invoice.

                 (b) Upon termination by E-Z-EM because of material breach by Pharmacyclics under Section 10.2 other than failure of supply under Article 6 not caused by Pharmacyclics, E-Z-EM shall be granted a royalty free non-exclusive license under the Pharmacyclics Patents to make, use, have made and sell Licensed Product. In such event, Pharmacyclics may sub-license one other third party in each country within the Territory, who shall have no right to further sub-license, to make, use, have made and sell Licensed Product.

10.7 SURVIVING OBLIGATION. Termination or expiration of this Agreement shall not relieve either party of its obligations under Sections 5.2, 7.6, 7.13, 7.15, 14.1, 14.2 and Articles 8, 9 (other than Section 9.2(a)), 10 and
11.

                                   ARTICLE 11
                                   INDEMNITY

11.1 INDEMNIFICATION BY PHARMACYCLICS. Pharmacyclics agrees to indemnify and hold E-Z-EM harmless from and against all claims, damages, losses, costs and expenses, including reasonable attorney's fees, which E-Z-EM may incur by reason of (i) any Licensed Product furnished by Pharmacyclics which result in injury, illness or death of any person, to the extent that such claims arise out of or result from the negligence, recklessness or wilful misconduct of Pharmacyclics or its officers, employees or agents, (ii) violation by Pharmacyclics of the provisions of this Agreement, (iii) violation by Pharmacyclics of any Applicable Laws, or (iv) any representation made or warranty given by Pharmacyclics. In addition, Pharmacyclics agrees to and hereby does indemnify and hold E-Z-EM harmless from and against all claims, damages, losses, costs and expenses, including reasonable attorney's fees, for which Pharmacyclics is indemnified and held harmless pursuant to the Supply Agreement or any third party supply agreement.

11.2 INDEMNIFICATION BY E-Z-EM. E-Z-EM agrees to indemnify and hold Pharmacyclics harmless from and against all claims, damages, losses, costs and expenses, including attorney's fees, which Pharmacyclics may incur to the extent that such claims arise out of or result from (i) violation by E-Z-EM of the provisions of this Agreement; (ii) violation by E-Z-EM or any third party distributor licensed by E-Z-EM to distribute the Licensed Product of any Applicable Laws; (iii) any representation made or warranty given by E-Z-EM or any third party distributor licensed by E-Z-EM to distribute the Licensed Product with respect to Licensed Product (other than the labeling for Licensed Product as approved by a Competent Authority or, (iv) the manufacture, sale or use of any product which is not supplied by Pharmacyclics and which is sold or combined by E-Z-EM or any third party distributor licensed by E-Z-EM to distribute the Licensed

Product with a Licensed Product, (v) repairs or services rendered by E-Z-EM or
(vi) injury, illness or death of any person, to the extent such injury, illness or death arises out of or results from the negligence, recklessness or wilful misconduct of E-Z-EM or E-Z-EM's officers, employees or agents.


11.3 INDEMNIFICATION PROCEDURE. Subject to Section 9.3, the party seeking indemnification under this Article 11 (the "Indemnified Party") shall (i) give the other party (the "Indemnifying Party") notice of the relevant claim, (ii) cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) give the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party.

11.4 INSURANCE. Each party shall carry product liability insurance of five million dollars ($5,000000) during the term of the Agreement and for three years after the expiration of the term of the Agreement or its earlier termination.

                                   ARTICLE 12
                         REPRESENTATIONS AND WARRANTIES

12.1 REPRESENTATION AND WARRANTIES OF PHARMACYCLICS. Pharmacyclics hereby represents and warrants as follows:

                 (A) CORPORATE POWER. Pharmacyclics is duly organized and validly existing under the laws of the state of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                 (B) DUE AUTHORIZATION. Pharmacyclics is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                 (C) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon Pharmacyclics and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Pharmacyclics does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Laws of any court, governmental body or administrative or other agency having authority over it.

12.2 REPRESENTATIONS AND WARRANTIES OF E-Z-EM. E-Z-EM hereby represents and warrants as follows:

                 (A) CORPORATE POWER. E-Z-EM is duly organized and validly existing under the laws of England and Wales and has full corporate power and authority under Applicable Laws to enter into this Agreement and to carry out the provisions hereof.

                 (B) DUE AUTHORIZATION. E-Z-EM is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                 (C) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon E-Z-EM and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by E-Z-EM does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Laws of any court, governmental body or administrative or other agency having authority over it.

                 (D) E-Z-EM will not transfer, assign, mortgage nor charge any of the rights under the Marketing Authorizations other than to Pharmacyclics or to a person designated by Pharmacyclics or to a third-party distributor appointed by E-Z-EM to distribute the Licensed Product that has entered into a written agreement as provided in Section 7.6.

                 (E) E-Z-EM will not intentionally do anything to adversely affect the Marketing Authorizations.

                 (F) E-Z-EM will not knowingly do anything to prejudice the ability of Pharmacyclics or any entity designated by Pharmacyclics to act as holder of any Marketing Authorization.

                                   ARTICLE 13
                                   ASSIGNMENT

13.1 NON-ASSIGNMENT. Except as set forth in Section 13.2 or 13.3, neither party shall assign its rights or delegate its duties under the Agreement without the prior written consent of the other.

13.2 PHARMACYCLICS EXCEPTION. Notwithstanding Section 13.1, Pharmacyclics may assign this Agreement to any successor by merger or sale of substantially all of its business units to which the Agreement relates.

13.3 E-Z-EM EXCEPTION. Subject to compliance with Section 12.2(d), notwithstanding Section 13.1, E-Z-EM may assign this Agreement to any E-Z-EM Affiliate or to any successor by merger or sale of substantially all of its business unit to which the Agreement relates, provided, however, E-Z-EM may not make such assignment to any then-competitor in Licensed Product of Pharmacyclics, without the prior written consent of Pharmacyclics, such consent not to be unreasonably withheld or delayed. If Pharmacyclics refuses to give any consent pursuant to this
Section 13.3, Pharmacyclics and its affiliates shall not, directly or indirectly, enter into any agreement or understanding, written or oral, concerning the Licensed Product with such competitor or its affiliates for a period of three years from the date Pharmacyclics notifies E-Z-EM that it will not consent to such assignment. E-Z-EM shall cause Pharmacyclics to be notified about any Change in Control within 15 days after such Change in Control. In the event the Change in Control means that E-Z-EM has been acquired by a company with a Competitive MRI Product, upon thirty (30) days notice to the entity controlling E-Z-EM given not later than sixty (60) days after Pharmacyclics is given notice of such Change in Control, Pharmacyclics may terminate this Agreement, with such termination to have the effect of a material breach by E-Z-EM under Section 10.6 of this Agreement.

13.4 ASSIGNMENT OR DELEGATION NULL AND VOID. Any attempted assignment or delegation in contravention of this Article shall be void and of no effect.

                                   ARTICLE 14
                                 MISCELLANEOUS

14.1 EXPORT LAW COMPLIANCE. E-Z-EM understands and recognizes that the Licensed Product and other materials made available to it hereunder may be subject to the export administration regulations of the United States Department of Commerce and other United States government regulations related to the export of drugs. E-Z-EM represents that it is familiar with and agrees to comply with all such regulations, including any future modifications thereof, in connection with the distribution of Licensed Product. E-Z-EM agrees that it will not export or reexport outside the Territory, directly or indirectly, any Licensed Product or clinical data relating to License Product without the prior written consent of Pharmacyclics and without complying with all Applicable Laws. E-Z-EM agrees to obtain the same agreement from each of its subsidiaries and sub-licensees. E-Z-EM hereby agrees to indemnify and hold Pharmacyclics harmless from any breach of this Section.

14.2 FOREIGN CORRUPT PRACTICES ACT. E-Z-EM hereby agrees that it shall comply with the requirements of the FCPA and shall refrain from any payments to third parties which would cause Pharmacyclics or E-Z-EM to violate the Act. E-Z-EM hereby agrees to indemnify and hold harmless Pharmacyclics from any breach of this Section.

14.3 BENEFITS AND BINDING NATURE OF AGREEMENT. In the case of any permitted assignment of this Agreement, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

14.4 ENTIRE AGREEMENT. This Agreement, together with any exhibits and schedules attached and referenced herein, embodies the final, complete and exclusive understanding between the parties, and replaces and supersedes all previous agreements, understandings or arrangements between the parties with respect to its subject matter. No modification or waiver of any terms or conditions hereof, nor any representations or warranties shall be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of each party hereto.

14.5 NO OTHER TERMS AND CONDITIONS. The parties intend that this Agreement expresses all of the terms and conditions applicable to the sale of Licensed Product and accordingly agree that all provisions, terms and conditions of any purchase order, sales or order acknowledgment, invoice or other business form or document (a "Form"), unless an amendment to this Agreement in accordance with Section 14.4 hereof, shall be superseded hereby and therefore shall be disregarded and have no force and effect. If a Form purports to be conditioned in any manner on agreement to and/or acceptance of any provisions, terms and conditions other than those set forth herein, then such condition is hereby waived. In no event shall either party be bound by any provisions, terms or conditions relating to the subject matter of this Agreement not set out herein.

14.6 FORCE MAJEURE. Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because of, or rendered impracticable or impossible due to, circumstances beyond its reasonable control (including any force majeure failure of a third-party supplier to supply Licensed Product under the terms of a supply agreement entered into between Pharmacyclics and such third-party supplier), provided that the party experiencing the delay promptly notifies the other of the delay.

14.7 NOTICE. All notices concerning this Agreement shall be written in the English language and shall be deemed to have been received (a) two (2) days after being properly sent by commercial overnight courier, or (b) one (1) day after being transmitted by confirmed facsimile, in each case addressed to the address below:

                 If to Pharmacyclics:

                          Pharmacyclics, Inc.
                          995 East Arques Avenue
                          Sunnyvale, California 94086

                          Attention: President

                          Telephone:       (408) 774-0330
                          Facsimile:       (408) 774-0430

                 If To E-Z-EM:

                          E-Z-EM, Ltd.
                          1230 High Road
                          London N20 OLH

                          Attention:       Managing Director

                          Telephone:       44 181 446 9714
                          Facsimile:       44 181 446 9810

                          with a copy to

                          E-Z-EM, Inc.
                          717 Main Street
                          Westbury, New York

                          Attention: President

                          Telephone: (516) 333-8230

                          Facsimile: (516) 333-8278

14.8 ENGLISH LANGUAGE; GOVERNING LAW; JURISDICTION; VENUE. This Agreement has been prepared in the English language and the English language shall control its interpretation. This Agreement shall be governed by the laws of the State of New York as applied to agreements executed and performed entirely in New York by New York residents. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in the State of New York, and each party hereby consents to and submits to the jurisdiction and venue of such court.

14.9 ALLOCATIONS. E-Z-EM and Pharmacyclics agree that in determining Net Sales and Gross Profits, E-Z-EM shall be entitled to in good faith use reasonable allocation methods.

14.10 WAIVER. Any waiver (express or implied) by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

14.11 SEVERABILITY. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such enforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

14.12 RIGHTS AND REMEDIES CUMULATIVE. Except as expressly provided herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any other rights and remedies provided by law or otherwise.

14.13 INDEPENDENT CONTRACTORS. Each party shall act as an independent contractor under the terms of this Agreement. Neither party is, nor shall it be deemed to be, an employee, agent, co-venturer, partner or legal representative of the other for any purpose. Neither party shall be entitled to enter into any contracts in the name of, or on behalf of the other, nor shall either party be entitled to pledge the credit of the other in any way or hold itself out as having authority to do so.

14.14 CAPTIONS AND SECTION REFERENCES. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

14.15 COUNTERPARTS. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

14.16 PRESS RELEASES. The parties agree that the material terms of this Agreement will be considered Confidential Information of both parties.
However, each party shall have the right to disclose the material terms of this Agreement to any potential acquiror, merger partner or other bona fide potential financial partner, subject to a requirement to secure confidential treatment of such information or if it is prudent or proper to make such disclosure to comply with SEC rules and regulations or meet Generally Accepted Accounting Principles. Notwithstanding the foregoing, the parties agree that the initial press releases regarding this Agreement shall be mutually agreed by the parties.

         IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives as of the date first written above.

                                       PHARMACYCLICS, INC.


                                       By:  /s/ MARC L. STEUER
                                            ---------------------------------


                                       Title:   VP/CFO
                                                -----------------------------


                                       E-Z-EM, LTD.


                                       By:  /s/ JOHN BONNAN
                                            ---------------------------------


                                       Title:   Managing Director
                                                -----------------------------

                                 SCHEDULE 1.30

                             PRODUCT SPECIFICATIONS


                              (see attached pages)


                               Pages 1 through 36


                                      ***

                  *Indicates that material has been omitted and
                   confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                                  SCHEDULE 4.2

           SALES THROUGH THIRD PARTY DISTRIBUTOR FOR TWO BOTTLE UNITS

                                      ***

                  *Indicates that material has been omitted and
                   confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.